Exhibit 99.1

Ligand Pharmaceuticals Announces Third Quarter Results

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO--(BUSINESS WIRE)--November 6, 2008--Ligand Pharmaceuticals Incorporated (NASDAQ:LGND) (the “Company” or “Ligand”) today announced financial results for the three and nine months ended September 30, 2008 and provided a business update.

Third Quarter Results

Total revenues for the third quarter of 2008 were $5.2 million, compared with $5.5 million for the third quarter of 2007, which included $0.3 million of milestone revenues.

Operating costs and expenses for the third quarter of 2008 were $12.1 million, compared with $14.7 million for the third quarter of 2007. The decrease is primarily due to lower headcount related expenses as a result of our restructuring in the fourth quarter of 2007 and outside service costs associated with our TPO program, partially offset by higher legal costs.

The loss from continuing operations for the third quarter of 2008 was $9.1 million, or $0.10 per share, compared with a loss from continuing operations of $4.9 million, or $0.05 per share, for the third quarter of 2007. Loss from discontinued operations in the third quarter of 2008 was $9.0 million, or $0.09 per share, compared with income from discontinued operations of $6.1 million, or $0.06 per share, in the third quarter of 2007. The loss from discontinued operations for the third quarter of 2008 includes $13.0 million related to the Salk settlement discussed below, partially offset by changes to product returns and rebate reserves.

Total net loss for the third quarter of 2008 was $18.1 million, or $0.19 per share, compared with total net income of $1.2 million, or $0.01 per share, in the third quarter of 2007.

As of September 30, 2008, Ligand had cash, cash equivalents, short-term investments and restricted investments of $72.5 million. In addition, approximately $10.2 million of cash is held in a trust account to support potential indemnifiable claims on behalf of certain current and former members of Ligand’s Board of Directors.

“We are very excited about the pending merger with Pharmacopeia, which we announced on September 24, 2008. This business combination represents a unique opportunity for stockholders of both companies, and will significantly expand our drug candidate pipeline and drug discovery resources, and increase our potential royalty streams from partners,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “We also are pleased with the progress of partnered programs, which include three drugs for which NDAs have been filed and may receive approval in the near term. Our recent results and strategic execution demonstrate Ligand’s commitment to building shareholder value by advancing a broad array of royalty assets and pipeline programs, backed by a strong balance sheet and spending discipline.”

Year-to-Date Results

Total revenues for the nine months ended September 30, 2008 were $14.9 million, compared with $7.1 million for the nine months ended September 30, 2007. Royalty revenues for the first nine months of 2008 were $14.9 million, compared with royalty revenues of $6.6 million for the same period in 2007.

Operating costs and expenses for the first nine months of 2008 were $40.3 million, compared with $60.7 million for the same period in 2007. Operating costs and expenses for the nine months ended September 30, 2008 include $4.3 million of one-time charges related to exit costs as a result of a facility vacated in the first quarter of 2008. Operating costs and expenses for the nine months ended September 30, 2007 include $11.6 million of one-time charges related to severance benefits and stock compensation expenses associated with a restructuring and an equitable adjustment of stock options. Excluding these one-time charges, the decrease in operating costs and expenses was primarily due to lower headcount related expenses, reduced consulting and occupancy costs and reduced research costs associated with our TPO program, partially offset by higher legal costs.

The loss from continuing operations for the first nine months of 2008 was $23.7 million, or $0.25 per share, compared with a loss from continuing operations of $29.4 million, or $0.30 per share, for the first nine months of 2007. Loss from discontinued operations for the first nine months of 2008 was $4.8 million, or $0.05 per share, compared with income from discontinued operations of $305.2 million, or $3.08 per share, for the first nine months of 2007.

Total net loss for the nine months ended September 30, 2008 was $28.5 million, or $0.30 per share, compared with total net income of $275.8 million, or $2.78 per share, for the same period in 2007.

Third Quarter Highlights

  In September 2008, Ligand entered into a definitive merger agreement to acquire Pharmacopeia (NASDAQ: PCOP). Pharmacopeia is a Princeton-based biotech company that has a strong combinatorial chemistry discovery platform and numerous valuable partnerships with large pharmaceutical companies. Subject to SEC review and a Pharmacopeia shareholder vote, the deal is expected to close by January 2009.
  In September 2008, Ligand and The Salk Institute for Biological Studies (“SALK”) entered into a Settlement Agreement and Mutual Release of All Claims (“Settlement Agreement”). Under the Settlement Agreement, the parties have resolved all disputes that have arisen between them including SALK's primary claim in arbitration relating to the sale of Targretin® to Eisai Inc. in 2006. In addition, the parties have dismissed with prejudice all of the claims and counterclaims asserted in the arbitration between the parties.
  In July 2008, Stephen L. Sabba, M.D. joined Ligand’s Board of Directors. Dr. Sabba is an analyst and fund manager at the investment firm Knott Partners Management, and was previously a partner and director of research at Kilkenny Capital Management. Earlier, he was a gastroenterologist and internist in private practice at Phelps Memorial Hospital in Tarrytown, New York.

Key Program Updates

LGD-4665 – TPO Mimetic: Ligand has completed several Phase I pharmacology studies to further define drug activity in healthy volunteers. Ligand is currently conducting a Phase II trial in ITP. The 24 patient, double-blind placebo-controlled trial is designed to evaluate the safety and efficacy of LGD-4665 in adult patients with idiopathic thrombocytopenic purpura (ITP) over six weeks of treatment. Ligand intends to present data from its Phase I studies at the American Society of Hematology Conference in December 2008, as well as announce preliminary, interim information from our ongoing Phase II ITP trial.

GlaxoSmithKline – TPO Mimetic, Eltrombopag: On September 19, 2008 Ligand’s partner GlaxoSmithKline announced that the U.S. Food and Drug Administration (“FDA”) continues to review the New Drug Application (“NDA”) for PROMACTA® (eltrombopag) beyond the September 19 action date. PROMACTA is intended for the treatment of patients with chronic immune (idiopathic) thrombocytopenic purpura (“ITP”), and if approved, it will be the first oral thrombopoietin (“TPO”) receptor agonist therapy for the treatment of adult patients with chronic ITP. GSK also expects MAA and NDA submissions for the long-term treatment of ITP by year-end.

Pfizer – SERM, Lasofoxifene: The FDA has extended the review period for Pfizer’s NDA for FABLYN® (lasofoxifene) for the treatment of osteoporosis in postmenopausal women. The original PDUFA date of October 2008 has been extended to January 2009. On September 8, 2008 an FDA advisory committee recommended with a 9-3 vote that there is a population of postmenopausal women with osteoporosis in which the benefit of treatment with lasofoxifene is likely to outweigh the risks.

Wyeth – SERM (selective estrogen receptor modulator), Bazedoxifene:

VIVIANT™ (bazedoxifene): In May 2008, Wyeth received an approvable letter from the FDA with respect to the NDA for the treatment of postmenopausal osteoporosis. In its letter, the FDA requested information similar to that outlined in its December 2007 approvable letter for the NDA for the prevention of postmenopausal osteoporosis. Wyeth expects that an FDA Advisory Committee meeting will be scheduled following submission of its complete response to the approvable letters with respect to the prevention and treatment indications, which Wyeth plans to file in the first half of 2009.

APRELA™ (bazedoxifene CE): Wyeth met with the FDA in early 2008 to review the results from the Phase III clinical trials and discuss the planned NDA filing. The filing still requires some formulation and other work to be completed and Wyeth expects to file an initial NDA no earlier than the second half of 2009.

LGD-4033 – SARM (Selective Androgen Receptor Modulator): Ligand continues to conduct preclinical work on its lead SARM candidate, LGD-4033. Ligand’s SARM program is focused on a novel class of non-steroidal, orally active molecules that selectively modulate the activity of the androgen receptor in different tissues. LGD-4033 is a highly selective androgen receptor full agonist in skeletal muscle, a classic target tissue for androgen action. Ligand expects to file an Investigational New Drug (“IND”) application by year-end for LGD-4033.

EPO Mimetic:

Ligand continues to optimize potential lead compounds as small-molecule, oral erythropoietin (EPO) mimetics. Ligand has made progress toward the discovery of potent orally active EPO drugs.

2008 Operating Forecast

Affirming its previous 2008 revenue forecast, Ligand expects to receive approximately $20 million in royalty revenue for the full year from King Pharmaceuticals for sales of AVINZA® and potential milestone payments from existing corporate partners. For the fourth quarter of 2008, the Company anticipates total operating costs will be between $9 and $10 million, including stock-based compensation and $0.5 million of amortization of deferred gain on sale leaseback.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 356-5578 from the U.S. or (706) 679-0565 from outside the U.S. A replay of the call will be available until December 6, 2008 at 5:30 p.m. Eastern time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering passcode 68990993. Individual investors can access the live and archived Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with thrombocytopenia, hepatitis C, certain types of cancer, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, Ligand may not receive expected royalties on AVINZA® from King Pharmaceuticals or any other partnered products or from research and development milestones. In addition, Ligand’s partners may change their plans or timetables regarding Ligand’s partnered products and expected regulatory actions (e.g., filings, approvals, etc.) may be delayed or may not occur. Any payments expected from third parties may not be received by Ligand due to third party intellectual property or contract restrictions and any amounts received by Ligand may be subject to third party claims. Ligand may not be able to timely or successfully advance any product(s) in our pipeline, for example, LGD-4665 and LGD-4033. In addition, Ligand may have indemnification obligations to King Pharmaceuticals in connection with the sale of AVINZA. Further, Ligand may not be able to successfully or timely complete its early stage programs or any specific business or research initiative(s). In addition, Ligand may not be able to successfully implement its strategy, and continue the development of Ligand’s proprietary programs. Ligand may also be unable to successfully integrate the combined businesses following the consummation of the pending merger with Pharmacopeia. The anticipated synergies and benefits from the transaction may not be fully realized or may take longer to realize than expected. Ligand or Pharmacopeia may not have the ability to satisfy the conditions of the merger, or the merger may be otherwise delayed and/or ultimately not consummated. There can be no assurance that any product in Ligand’s, Pharmacopeia’s or the projected combined company’s product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com, www.nasdaq.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov including Ligand’s recent filings on Forms 10-K and form 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Additional Information and Where to Find It

On October 20, 2008, Ligand filed with the SEC a Registration Statement on Form S-4, which included a proxy statement of Pharmacopeia and other relevant materials in connection with the proposed transaction. The proxy statement will be mailed to the stockholders of Pharmacopeia. Investors and security holders of Pharmacopeia are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about Ligand, Pharmacopeia and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Ligand or Pharmacopeia with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Ligand (when they become available) by going to Ligand’s Investor Relations website at www.ligand.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Pharmacopeia (when they become available) by going to Pharmacopeia’s Investor Relations page on its corporate website at www.pharmacopeia.com. Investors and security holders of Pharmacopeia are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Ligand and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pharmacopeia in favor of the proposed transaction. Information concerning Ligand’s directors and executive officers is set forth in Ligand’s proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on April 29, 2008, the annual report on Form 10-K filed with the SEC on March 5, 2008 and the current report on Form 8-K filed with the SEC on August 4, 2008.

Pharmacopeia and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pharmacopeia in favor of the proposed transaction. Information about Pharmacopeia’s executive officers and directors and their ownership of Pharmacopeia common stock is set forth in the proxy statement for the Pharmacopeia’s 2008 annual meeting of shareholders, which was filed with the SEC on March 24, 2008. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Pharmacopeia and its respective executive officers and directors in the acquisition by reading the proxy statement of Pharmacopeia, included as a part of the Registration Statement on Form S-4, filed by Ligand with the SEC on October 20, 2008.

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Royalties	$5,248	$5,229	$14,926	$6,639
Milestone	---	250	---	485
Total revenues	5,248	5,479	14,926	7,124
Operating costs and expenses:
Research and development	6,165	9,838	19,707	34,191
General and administrative	5,929	4,856	20,579	26,539
Total operating costs and expenses	12,094	14,694	40,286	60,730
Accretion of deferred gain on sale leaseback	(491)	(491)	(1,473)	(1,473)
Loss from operations	(6,355)	(8,724)	(23,887)	(52,133)
Other income	221	1,502	336	6,917
Loss before income taxes	(6,134)	(7,222)	(23,551)	(45,216)
Income tax (expense) benefit	(2,990)	2,360	(179)	15,779
Loss from continuing operations	(9,124)	(4,862)	(23,730)	(29,437)
Discontinued operations:
Income from discontinued operations before income taxes	--	--	--	5,993
Gain on sale of AVINZA Product Line before income taxes	122	6,892	7,287	317,306
Gain (loss) on sale of Oncology Product Line before income taxes	(12,799)	(2,138)	(12,569)	7,669
Income tax benefit (expense) on discontinued operations	3,676	1,356	525	(25,781)
Discontinued operations	(9,001)	6,110	(4,757)	305,187
Net income (loss)	$(18,125)	$1,248	$(28,487)	$275,750

Basic and diluted per share amounts:
Loss from continuing operations	$(0.10)	$(0.05)	$(0.25)	$(0.30)
Discontinued operations	(0.09)	0.06	(0.05)	3.08
Net income (loss)	$(0.19)	$0.01	$(0.30)	$2.78
Weighted average number of common shares	95,068,102	96,541,752	95,059,166	99,020,141

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$71,112	$94,408
Other current assets	4,029	5,068
Current portion of co-promote termination payments receivable	10,824	10,467
Total current assets	85,965	109,943

Restricted investments	1,411	1,411
Property and equipment, net	1,687	2,865
Long-term portion of co-promote termination payments receivable	47,911	48,989
Restricted cash - indemnity account	10,217	10,070
Total assets	$147,191	$173,278

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$38,197	$37,009
Current portion of deferred gain	1,964	1,964
Current portion of co-promote termination liability	10,824	10,467
Note payable	716	1,528
Total current liabilities	51,701	50,968

Long-term portion of co-promote termination liability	47,911	48,989
Long-term portion of deferred gain	23,783	25,256
Other long-term liabilities	9,497	6,605
Total liabilities	132,892	131,818

Common stock subject to conditional redemption	12,345	12,345
Stockholders' equity	1,954	29,115
Total liabilities and stockholders' equity	$147,191	$173,278

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
(858) 550-7896
or
Lippert/Heilshorn & Associates
Don Markley
dmarkley@lhai.com
(310) 691-7100